Exhibit 99.1

Enveric Biosciences Announces Manuscript Detailing the Development of Novel Psilocin Prodrugs for the Treatment of Anxiety and Other Mental Health Disorders

Research highlights the potential of Enveric’s EVM201 Series aimed at developing psilocin prodrugs with altered metabolic profiles that offer superior administration and treatment benefits, but reduce pharmacological exposure

CAMBRIDGE, Mass., May 22, 2023 – Enveric Biosciences, Inc. (NASDAQ: ENVB) (“Enveric” or the “Company”), a biotechnology company dedicated to the development of novel small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders, has announced new research results detailing the development of novel psilocin prodrug derivatives targeting treatment of mental health disorders. A manuscript describing the research has been submitted for peer-reviewed publication and is currently accessible via the following open access platform: https://biorxiv.org/cgi/content/short/2023.05.16.540994v1

The paper entitled, “Novel psilocin prodrugs with altered pharmacological properties as candidate therapies for treatment-resistant anxiety disorders,” outlines comprehensive research performed by scientists at Enveric, supported by affiliated partners at the University of Calgary, and led by Dr. Peter Facchini, Ph.D., professor of biochemistry and Chief Innovation Officer at Enveric. Foundational to the work was the creation of a library of novel prodrug derivatives of psilocin, the active metabolite responsible for the effects of psilocybin, incorporating a diversity of established and metabolically favorable functional groups that reduce the duration of the psychedelic experience produced by psilocybin, while maintaining the long-term mental health benefits. Beginning with twenty-eight unique compounds representing nine distinct prodrug classes, the researchers screened each molecule to generate five unique prodrug derivatives with properties matching and exceeding psilocybin. Of these active prodrugs, two distinct molecules were selected to proceed further as potential therapies for anxiety disorders.

“Psilocybin has shown therapeutic benefit for the treatment of numerous psychiatric diseases; however, due to the high intensity and duration of the psychedelic experience, there is a significant barrier to its widespread therapeutic application,” said Dr. Facchini. “To address this issue, we designed a series of novel psilocin prodrug derivatives that are able to release therapeutically relevant levels of the psychoactive agent psilocin, with improved pharmacokinetic concentration and profiles. We believe this work has the potential to bring dramatically improved drug candidates to the clinic as potential novel therapies for anxiety disorders.”

“The research described in this manuscript demonstrates the potential of Enveric’s discovery platform and engine to identify and develop novel psilocin prodrugs that offer key improvements over conventional psilocybin-assisted therapies,” said Joseph Tucker, Ph.D., Director and CEO of Enveric Biosciences. “Our lead product candidate, EB-373, which was derived from this important work, offers the potential to elicit a more rapid onset of action, more controlled therapeutic effect, and reduced side-effects, which we believe differentiates it from other drugs as a potential novel treatment for anxiety disorders.”

About Enveric Biosciences

Enveric Biosciences (NASDAQ: ENVB) is a biotechnology company dedicated to the development of novel small-molecule therapeutics for the treatment of anxiety, depression, and addiction disorders. Leveraging its unique discovery and development platform, The Psybrary™, Enveric has created a robust Intellectual Property portfolio of New Chemical Entities for specific mental health indications. Enveric’s lead program, the EVM201 Series, comprises next generation synthetic prodrugs of the active metabolite, psilocin. Enveric is progressing its lead candidate from the EVM201 Series – EB-373 – for the treatment of anxiety disorders. Enveric is also advancing its second program, the EVM301 Series, to offer a first-in-class, new approach to the treatment of difficult-to-address mental health disorders, mediated by the promotion of neuroplasticity without inducing hallucinations. Enveric is headquartered in Naples, FL with offices in Cambridge, MA and Calgary, AB Canada. For more information, please visit www.enveric.com.

Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information within the meaning of applicable securities laws. These statements relate to future events or future performance. All statements other than statements of historical fact may be forward-looking statements or information. Generally, forward-looking statements and information may be identified by the use of forward-looking terminology such as “plans,”“ expects” or “does not expect,” “proposed,” “is expected,” “budgets,” “scheduled,” “estimates,” “forecasts,” “intends,” “anticipates” or “does not anticipate,” or “believes,” or variations of such words and phrases, or by the use of words or phrases which state that certain actions, events or results may, could, would, or might occur or be achieved. Forward-looking statements may include historical statements and statements regarding beliefs, plans, expectations, or intentions regarding the future and are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, the ability of Enveric to: achieve the value creation contemplated by technical developments; avoid delays in planned preclinical and clinical trials; carry out successful clinical programs; raise capital in the future when needed; establish that potential products are efficacious or safe in preclinical or clinical trials; establish or maintain collaborations on the development of therapeutic candidates; obtain appropriate or necessary governmental approvals to market potential products; obtain future funding for product development and working capital on commercially reasonable terms; scale-up manufacture product candidates; respond to changes in the size and nature of competitors; hire and retain key executives and scientists; and secure and enforce legal rights related to Enveric’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to Enveric, is set forth in Enveric’s filings with the Securities and Exchange Commission (SEC), including Enveric’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Enveric disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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